Exhibit (a)(5)(I)

CONFIDENTIAL FEBRUARY 2010 WORKING DRAFT REVISED PRELIMINARY VALUATION MATERIAL

DRAFT – CONFIDENTIAL

Revised Offer Summary

($ in millions, except per share data)

			Revised Offer	Public Trading Comparables			Precedent Transactions [d]	Minority Buy-In Premiums [e]	
Per Share			**$11.80**						
Aggregate Equity Value			$577						
Net Debt (incl. Minority Interest)			*572*						
Aggregate Enterprise Value			$1,148	Hydraulics Peers [a]	Selected Customers [b]	Mid-Cap Industrials [c]	Hydraulics	Median	Mean
Implied Sales Multiple	2008A	$2,091	0.55x	1.06x	0.61x	0.93x	--	--	--
	2009E	1,158	0.99	1.13	0.92	1.11	1.05x	--	--
	2010E	1,250	0.92	1.08	0.91	1.17	--	--	--
	2011E	1,373	0.84	0.98					
Implied EBITDA Multiple	2008A	$221	5.2x	7.8x	5.9x	6.8x	--	--	--
	2009E	15	NM	11.2	8.9	9.2	8.2x	--	--
	2010E	122	9.4	8.6	8.4	8.5	--	--	--
	2011E	147	7.8	7.3					
Premium to Unaffected Price									
1-Day Prior Share Price		$8.44	40%	--	--	--	--	38%	45%
1-Week Prior Share Price		9.19	28%	--	--	--	--	41%	47%
4-Week Prior Share Price		8.95	32%	--	--	--	--	31%	42%

Source: Management forecasts as of 1/12/2010.
Note: EBITDA adjusted to exclude one-time charges.
(a) Hydraulics Peers include Eaton, Parker-Hannifin, and Sun Hydraulics. 2011 multiples are for Parker-Hannifin and Eaton only.
(b) Selected Customers include AgCo, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Osh Kosh, Palfinger, Terex, and Toro.
(c) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.
(d) Includes selected Hydraulics transactions since 1998.
(e) Includes pending and completed minority buy-ins with U.S. targets and transaction values in excess of $50 million. 100% cash transactions only.

1 | LAZARD

WORKING DRAFT

DRAFT – CONFIDENTIAL 2 WORKING DRAFT Preliminary Valuation Analysis: Summary ($ in millions, except per share data) BASIS PRICE PER SHARE RANGE POTENTIAL EST. VALUE OF U.S. TAX ASSETS COMMENTS DISCOUNTED CASH FLOW 6.5x – 7.5x EBITDA Terminal Value 11% – 12% WACC $11.94 $15.56 Midpoint: $13.75 ~$0.60 Based on management forecast PUBLIC COMPARABLES 8.0x – 10.0x 2010E EBITDA 2010E EBITDA: $122 $8.24 $13.22 Midpoint: $10.75 ~$0.60 Comparable multiples of hydraulics peers, customers, and mid-cap industrials used as reference PRECEDENT TRANSACTIONS 0.95x – 1.25x 2009E Revenue 2009E Revenue: $1,158 $10.81 $17.91 Midpoint: $14.25 ~$0.60 Relevant precedent hydraulics transactions since 2000 Used revenue multiples, as 2009/LTM EBITDA depressed MINORITY BUY-IN PREMIUMS 30% – 45% Premium to Unaffected Prices (1 Day, 1 Week, 4 Weeks Prior) $10.97 $13.33 Midpoint: $12.25 ~$0.60 Relevant minority buy-in transactions since 2005 Price per Share $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 Note: Valuation does not account for any pension underfunding. This is subject to change based on additional due diligence which may impact value. Revised Offer: $11.80 Current Price: $11.35 2-Year Avg. Price: $15.01

SAUER DANFOSS

DRAFT – CONFIDENTIAL

Public Market Valuation

($ in millions, except per share data)

	Sauer-Danfoss				Hydraulics Peers: Eaton	Hydraulics Peers: Parker-Hannifin	Hydraulics Peers: Sun Hydraulics	Selected Customers [a]	Mid-cap Industrials [b]
Price Per Share		**$8.24**	**$10.73**	**$13.22**	**$64.37**	**$57.14**	**$22.13**	--	--
Equity Value		403	524	646	10,693	9,609	377	--	--
Enterprise Value		**$974**	**$1,096**	**$1,218**	**$13,428**	**$10,932**	**$341**	--	--
EV as Multiple of:									
Revenue									
2008A	$2,091	0.47x	0.52x	0.58x	0.87x	1.06x	1.91x	0.61x	0.93x
2009E	1,158	0.84	0.95	1.05	1.13	1.09	3.55	0.92	1.11
2010E	1,250	0.78	0.88	0.97	1.04	1.08	2.96	0.91	1.17
EBITDA									
2008A	$221	4.4x	5.0x	5.5x	6.9x	8.8x	7.8x	5.9x	6.8x
2009E	15	NM	NM	NM	13.0	9.3	NM	8.9	9.2
2010E	122	8.0	9.0	10.0	8.7	8.6	NM	8.4	8.5
Memo									
Growth CAGR 2009E-2011E	*8.9%*				*8.9%* [c]	*4.3%* [c]	*19.0%*	*9.4%*	*5.6%*
EBITDA Margin 2010E	*9.7%*				*12.0%* [c]	*12.5%* [c]	*12.8%*	*8.7%*	*14.3%*

Source: Management forecasts as of 1/12/2010.

Note: EBITDA adjusted to exclude one-time charges.

(a) Selected Customers include AgCo, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Osh Kosh, Palfinger, Terex, and Toro.

(b) Mid-cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.

(c) Growth and margin figures for total company.

3 | LAZARD

WORKING DRAFT

DRAFT – CONFIDENTIAL 4 WORKING DRAFT Eaton and Parker Stock Price Performance: Since Initial Offer 95 100 105 110 115 12/18/2009 12/25/2009 1/2/2010 1/9/2010 1/17/2010 1/24/2010 2/1/2010 Eaton Parker-Hannfin S&P 500 Dec 22 Initial Offer Index 6% 2% (1%)